SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Second Independent Proxy Advisor Glass Lewis Recommends ASA Gold and Precious Metals Shareholders Vote FOR Saba Capital’s Proposals to Expand the Board

Highlights “Material Governance Concerns” at ASA and Reinforces “Need for Independent Oversight and Board Rebalancing”

Both Leading Proxy Advisory Firms – ISS and Glass Lewis – Endorse Independent Governance Expert Maryann Bruce for Election as the Board’s Fifth Director

Shareholders Should Vote on the GOLD Proxy Card FOR Both Proposals

New York, NY – (BUSINESS WIRE) – Saba Capital Management, L.P. (together with certain of its affiliates, “Saba”), the largest common shareholder of ASA Gold and Precious Metals Limited (NYSE: ASA) (“ASA” or the “Fund”) with 17.2% ownership of the Fund’s outstanding shares, today announced that a second leading proxy advisory firm, Glass, Lewis & Co. (“Glass Lewis”), has recommended shareholders vote FOR the expansion of ASA’s Board of Directors (the “Board”) to five members and FOR the election of independent director candidate Maryann Bruce at the June 13th Special Meeting of Shareholders. Institutional Shareholder Services Inc. (“ISS”) also recently recommended in favor of both of Saba’s proposals.

In its full report, Glass Lewis outlined its significant governance concerns regarding the actions of legacy directors Mary Joan Hoene and William Donovan and criticized their repeated adoption of poison pills, writing:1

•         “The adoption of multiple consecutive rights plans, each immediately following the expiration of the previous one, undermines confidence in the board’s willingness to comply with both the spirit and letter of the law.”

•	“The continued use of poison pills under these conditions raises material governance concerns that underscore the need for independent oversight and board rebalancing.”
•	“In our view, while concerns about activist-driven change warrant careful scrutiny, they do not justify recurring violations of regulatory or court guidance or the exclusion of validly elected board members from fundamental decision-making processes.”
•	“…the continued use of shareholder rights plans by a board committee composed solely of Legacy Directors, even after adverse legal rulings, raises significant governance concerns that we believe warrant shareholder attention and correction at this juncture.”

Glass Lewis also highlighted Maryann Bruce’s extensive qualifications and the value she would deliver to the Board as an independent director committed to upholding strong governance principles, stating:

•	“In our view, her credentials meet, if not exceed, the bar typically expected for public fund trustees and suggest that she would be capable of adding substantial value in a fiduciary role. It’s also notable that none of Axel Merk’s public materials appear to raise any specific concerns regarding Ms. Bruce’s background, experience and qualifications.”

_____________________

1 Permission to quote Glass Lewis was neither sought nor obtained.

•	“…we find no evidence suggesting that Ms. Bruce lacks independence or would be beholden to Saba Capital’s agenda. On the contrary, her public statements suggest a clear intent to bridge the current divide and uphold core governance principles.”
•	“…Ms. Bruce brings an appropriate mix of fund governance expertise, fiduciary experience, and independence to help resolve the present impasse and guide the Fund through its next phase.”
•	“We believe the nomination of Maryann Bruce as an independent fifth director represents a reasonable and well-structured path to restore board functionality ahead of the 2025 AGM, without preempting shareholder input on longer-term strategic matters.”

Glass Lewis also emphasized the importance of Maryann Bruce’s role to break the current Board deadlock and highlighted her public commitment not to pursue any strategic changes unless they are approved by shareholders at the next Annual Meeting:

•	“…Ms. Bruce has publicly committed to serving only through that meeting and has stated she will not seek to alter the Fund’s investment strategy or terminate the current investment adviser during that period.”
•	“She has also emphasized that decisions of consequence should be made only by the full board and that any consideration of strategic change – such as replacing Merk as the Fund’s investment adviser – would only occur after shareholder endorsement at the next AGM and following a thorough review.”
•	“…Ms. Bruce has publicly emphasized her role as an independent director who will act as a neutral facilitator to break the current deadlock. Shareholders will retain full authority to assess and vote on any future strategic platform at the Fund’s 2025 AGM scheduled for later this year.”

Boaz Weinstein, Founder and Chief Investment Officer of Saba, commented:

“Two leading proxy advisors have now highlighted the deep governance failures of ASA’s legacy directors, Mary Joan Hoene and William Donovan. From breaking federal law to silencing the voices of their fellow directors, Hoene and Donovan have gone to extreme lengths to disenfranchise shareholders. If they’re not held accountable now, where does it end?

ISS and Glass Lewis agree, the solution is clear: we must return the Board to five members and appoint Maryann Bruce as an independent director committed to strong governance. We urge ASA shareholders to vote for Saba’s proposals on the GOLD proxy card to bring independent oversight to the Board and protect the rights of all shareholders.

Despite Axel Merk’s attempts to mislead shareholders, Friday’s vote is simply about restoring board function and ensuring ASA holds its annual meeting. It is not a vote on changing the Fund’s strategy or advisor – something both ISS and Glass Lewis recognized.”

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Shareholders should vote on the GOLD proxy card today FOR both proposals.

Questions about voting can be directed to Campaign Management LLC at (844) 395-0671 or at info@campaign-mgmt.com.

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About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba has offices in New York City and London. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners

Kate Sylvester, 646-386-0091

ksylvester@longacresquare.com